Independent Auditors' Consent


The Board of Directors
SeniorCare Group, Ltd.:


We consent to the inclusion of our report dated June 9, 1998, with respect to the combined balance sheets of SeniorCare Group, Ltd. and affiliates as of December 31, 1997 and 1996, and the related combined statements of earnings, stockholders' and members' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K/A of CareMatrix Corp. dated November 13, 1998.



                                                       /s/ KPMG PEAT MARWICK LLP


Melville, New York
November 13, 1998